Exhibit 99.1
PNC Reports Second Quarter 2025 Net Income of $1.6 Billion, $3.85 Diluted EPS
Strong loan growth; 4% positive operating leverage; stable credit quality
Quarterly common stock dividend increased 10 cents to $1.70 per share on July 3, 2025
PITTSBURGH, Jul. 16, 2025 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
In millions, except per share data and as noted	2Q25	1Q25	2Q24	Second Quarter Highlights
				▪
Financial Results				Comparisons reflect 2Q25 vs. 1Q25
Net interest income (NII)	$3,555	$3,476	$3,302

Income Statement
▪Generated 4% positive operating leverage; PPNR increased 10%
▪Revenue increased 4%
–NII increased 2%; NIM expanded 2 bps to 2.80%
–Fee income increased 3%
–Other noninterest income of $212 million
▪Noninterest expense was stable
–Efficiency ratio improved to 60%
Balance Sheet
▪Average loans increased $6.1 billion, or 2%, driven by 4% growth in commercial and industrial loans
▪Average deposits grew $2.3 billion
▪Net loan charge-offs were $198 million, or 0.25% annualized to average loans
▪AOCI improved $0.6 billion to negative $4.7 billion
▪TBV per share increased 4% to $103.96
▪Maintained strong capital position
–CET1 capital ratio of 10.5%
–Returned $1 billion of capital through common dividends and share repurchases
–Strong Federal Reserve stress test results; Stress capital buffer will remain at the regulatory minimum of 2.5%

Fee income (non-GAAP)	1,894	1,839	1,777
Other noninterest income	212	137	332
Noninterest income	2,106	1,976	2,109
Revenue	5,661	5,452	5,411
Noninterest expense	3,383	3,387	3,357
Pretax, pre-provision earnings (PPNR) (non-GAAP)	2,278	2,065	2,054
Provision for credit losses	254	219	235
Net income	1,643	1,499	1,477

Per Common Share
Diluted earnings per share (EPS)	$3.85	$3.51	$3.39
Average diluted common shares outstanding	397	398	400
Book value	131.61	127.98	116.70
Tangible book value (TBV) (non-GAAP)	103.96	100.40	89.12

Balance Sheet & Credit Quality
Average loans In billions	$322.8	$316.6	$319.9
Average securities In billions	141.9	142.2	141.3
Average deposits In billions	423.0	420.6	417.2
Accumulated other comprehensive income (loss) (AOCI) In billions	(4.7)	(5.2)	(7.4)
Net loan charge-offs	198	205	262
Allowance for credit losses to total loans	1.62%	1.64%	1.67%

Selected Ratios
Return on average common shareholders’ equity	12.20%	11.60%	12.16%
Return on average assets	1.17	1.09	1.05
Net interest margin (NIM) (non-GAAP)	2.80	2.78	2.60
Noninterest income to total revenue	37	36	39
Efficiency	60	62	62
Effective tax rate	18.8	18.8	18.8
Common equity Tier 1 (CET1) capital ratio	10.5	10.6	10.2

See non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release. Totals may not sum due to rounding.

From Bill Demchak, PNC Chairman and Chief Executive Officer:

“Our national growth strategy continues to deliver results. New customer acquisition is accelerating, while we continue to deepen relationships with our existing customers across businesses. The strength of our franchise resulted in strong loan and revenue growth even through an uncertain macro environment, while expenses remained well controlled. Overall, we had a great quarter.”

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PNC Reports Second Quarter 2025 Net Income of $1.6 Billion, $3.85 Diluted EPS – Page 2
Income Statement Highlights
Second quarter 2025 compared with first quarter 2025
▪Total revenue of $5.7 billion increased $209 million, or 4%, driven by growth in both noninterest income and net interest income.
–Net interest income of $3.6 billion increased $79 million, or 2%, driven by loan growth, the continued benefit of fixed rate asset repricing and one additional day in the quarter.
•Net interest margin of 2.80% increased 2 basis points.
–Fee income of $1.9 billion increased $55 million, or 3%, primarily due to higher card and cash management revenue and an increase in capital markets and advisory fees.
–Other noninterest income of $212 million increased $75 million reflecting Visa related activity and other positive valuation adjustments, partially offset by lower private equity revenue.
▪Noninterest expense of $3.4 billion was stable.
▪Provision for credit losses was $254 million in the second quarter and reflected changes in macroeconomic scenarios, tariff related considerations and portfolio activity, including loan growth.
▪The effective tax rate was 18.8% for both the second quarter and first quarter.
Balance Sheet Highlights
Second quarter 2025 compared with first quarter 2025 or June 30, 2025 compared with March 31, 2025
▪Average loans of $322.8 billion increased $6.1 billion, or 2%, driven by growth in the commercial and industrial portfolio of $7.4 billion, or 4%, reflecting strong new production and increased utilization of loan commitments, partially offset by a decline in commercial real estate loans of $1.2 billion, or 4%. Consumer loan balances were stable.
▪Credit quality performance:
–Delinquencies of $1.3 billion decreased $128 million, or 9%, as a result of lower consumer and commercial loan delinquencies.
–Total nonperforming loans of $2.1 billion decreased $184 million, or 8%, driven by lower commercial nonperforming loans, including lower commercial real estate nonperforming loans.
–Net loan charge-offs of $198 million decreased $7 million due to lower consumer net loan charge-offs, partially offset by higher commercial net loan charge-offs, primarily related to the commercial real estate portfolio.
–The allowance for credit losses increased $0.1 billion to $5.3 billion. The allowance for credit losses to total loans was 1.62% at June 30, 2025 and 1.64% at March 31, 2025.
▪Average investment securities of $141.9 billion were stable.
–Investment securities at June 30, 2025 of $142.3 billion increased $4.6 billion, or 3%, reflecting net purchase activity, primarily of agency residential mortgage-backed securities.
▪Average deposits of $423.0 billion increased $2.3 billion due to higher brokered and consumer deposits, partially offset by seasonally lower commercial deposits. Noninterest-bearing deposits were $93.1 billion, increasing $0.8 billion.
▪Average borrowed funds of $65.3 billion were stable.
▪PNC maintained a strong capital and liquidity position:
–Based on the results of the Federal Reserve’s 2025 annual stress test, PNC’s SCB for the four-quarter period beginning October 1, 2025 will remain at the regulatory minimum of 2.5%.
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PNC Reports Second Quarter 2025 Net Income of $1.6 Billion, $3.85 Diluted EPS – Page 3
–On July 3, 2025, the PNC board of directors raised the quarterly cash dividend on common stock to $1.70 per share, an increase of 10 cents per share. The dividend is payable on August 5, 2025 to shareholders of record at the close of business July 15, 2025.
–PNC returned $1.0 billion of capital to shareholders, reflecting more than $0.6 billion of dividends on common shares and more than $0.3 billion of common share repurchases.
–The Basel III common equity Tier 1 capital ratio was an estimated 10.5% at June 30, 2025 and was 10.6% at March 31, 2025.
–PNC’s average LCR for the three months ended June 30, 2025 was 107%, exceeding the regulatory minimum requirement throughout the quarter.

Earnings Summary
In millions, except per share data	2Q25	1Q25	2Q24
Net income	$1,643	$1,499	$1,477
Net income attributable to diluted common shareholders	$1,532	$1,399	$1,355
Diluted earnings per common share	$3.85	$3.51	$3.39
Average diluted common shares outstanding	397	398	400
Cash dividends declared per common share	$1.60	$1.60	$1.55

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Information in this news release, including the financial tables, is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				2Q25 vs	2Q25 vs
In millions	2Q25	1Q25	2Q24	1Q25	2Q24
Net interest income	$3,555	$3,476	$3,302	2%	8%
Noninterest income	2,106	1,976	2,109	7%	—
Total revenue	$5,661	$5,452	$5,411	4%	5%

Total revenue for the second quarter of 2025 increased $209 million compared to the first quarter of 2025 driven by growth in both noninterest income and net interest income. In comparison to the second quarter of 2024, total revenue increased $250 million reflecting the benefit of fixed rate asset repricing and broad-based fee income growth, partially offset by $141 million of significant items recognized in the second quarter of 2024.
Net interest income of $3.6 billion increased $79 million from the first quarter of 2025, driven by loan growth, the continued benefit of fixed rate asset repricing and one additional day in the quarter. Compared to the second quarter of 2024, net interest income increased $253 million primarily due to lower funding costs and the benefit of fixed rate asset repricing. Net interest margin was 2.80% in the second quarter of 2025, increasing 2 basis points from the first quarter of 2025, and 20 basis points from the second quarter of 2024.

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PNC Reports Second Quarter 2025 Net Income of $1.6 Billion, $3.85 Diluted EPS – Page 4

Noninterest Income				Change	Change
				2Q25 vs	2Q25 vs
In millions	2Q25	1Q25	2Q24	1Q25	2Q24
Asset management and brokerage	$391	$391	$364	—	7%
Capital markets and advisory	321	306	272	5%	18%
Card and cash management	737	692	706	7%	4%
Lending and deposit services	317	316	304	—	4%
Residential and commercial mortgage	128	134	131	(4)%	(2)%
Fee income (non-GAAP)	1,894	1,839	1,777	3%	7%
Other	212	137	332	55%	(36)%
Total noninterest income	$2,106	$1,976	$2,109	7%	—

Noninterest income for the second quarter of 2025 increased $130 million, or 7%, compared with the first quarter of 2025. Capital markets and advisory revenue increased $15 million reflecting an increase in capital markets activity late in the quarter. Card and cash management increased $45 million as a result of seasonally higher consumer transaction volumes and growth in treasury management product revenue. Residential and commercial mortgage revenue decreased $6 million primarily due to lower residential mortgage servicing revenue. Other noninterest income increased $75 million reflecting Visa related activity and other positive valuation adjustments, partially offset by lower private equity revenue. Visa derivative adjustments were positive $2 million in the second quarter of 2025 and negative $40 million in the first quarter of 2025.
Noninterest income for the second quarter of 2025 was stable from the second quarter of 2024, as broad-based fee income growth was offset by lower other noninterest income, reflecting $141 million of significant items recognized in the second quarter of 2024.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				2Q25 vs	2Q25 vs
In millions	2Q25	1Q25	2Q24	1Q25	2Q24
Personnel	$1,889	$1,890	$1,782	—	6%
Occupancy	235	245	236	(4)%	—
Equipment	394	384	356	3%	11%
Marketing	99	85	93	16%	6%
Other	766	783	890	(2)%	(14)%
Total noninterest expense	$3,383	$3,387	$3,357	—	1%

Noninterest expense for the second quarter of 2025 was stable compared to the first quarter of 2025, reflecting a continued focus on expense management, partially offset by seasonally higher marketing spend and continued technology investments.
Noninterest expense for the second quarter of 2025 increased $26 million compared with the second quarter of 2024 as a result of increased business activity, technology investments and annual employee merit and benefits increases, partially offset by $120 million of significant items recognized in the second quarter of 2024.
The effective tax rate was 18.8% for all periods presented.

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PNC Reports Second Quarter 2025 Net Income of $1.6 Billion, $3.85 Diluted EPS – Page 5
CONSOLIDATED BALANCE SHEET REVIEW

Loans				Change	Change
				2Q25 vs	2Q25 vs
In billions	2Q25	1Q25	2Q24	1Q25	2Q24

Average
Commercial	$223.4	$217.1	$219.1	3%	2%
Consumer	99.4	99.5	100.8	—	(1)%
Average loans	$322.8	$316.6	$319.9	2%	1%

Quarter end
Commercial	$227.0	$219.6	$220.8	3%	3%
Consumer	99.3	99.3	100.6	—	(1)%
Total loans	$326.3	$318.9	$321.4	2%	2%
Totals may not sum due to rounding

Average loans increased $6.1 billion compared to the first quarter of 2025. Average commercial loans increased $6.3 billion, driven by growth in the commercial and industrial portfolio of $7.4 billion, or 4%, reflecting strong new production and increased utilization of loan commitments, partially offset by a decline in commercial real estate loans of $1.2 billion, or 4%. Average consumer loans were stable as growth in the auto loan portfolio was offset by lower residential mortgage loans.
In comparison to the second quarter of 2024, average loans increased $2.8 billion. Average commercial loans increased $4.2 billion primarily due to strong growth in commercial and industrial loans, partially offset by lower commercial real estate loans. Average consumer loans decreased $1.4 billion primarily due to lower residential mortgage loans, partially offset by growth in the auto loan portfolio.
Loans at June 30, 2025 increased $7.5 billion and $4.9 billion from March 31, 2025 and June 30, 2024, respectively. In both comparisons the increase was the result of commercial loan growth.

Investment Securities				Change	Change
				2Q25 vs	2Q25 vs
In billions	2Q25	1Q25	2Q24	1Q25	2Q24

Average
Available for sale	$67.8	$65.7	$53.4	3%	27%
Held to maturity	74.2	76.5	87.9	(3)%	(16)%
Average investment securities	$141.9	$142.2	$141.3	—	—

Quarter end
Available for sale	$67.1	$63.3	$51.2	6%	31%
Held to maturity	75.2	74.5	87.5	1%	(14)%
Total investment securities	$142.3	$137.8	$138.6	3%	3%
Totals may not sum due to rounding

Average investment securities of $141.9 billion in the second quarter of 2025 were stable compared to the first quarter of 2025 and second quarter of 2024. Both comparisons include net purchase activity of available-for-sale securities.
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PNC Reports Second Quarter 2025 Net Income of $1.6 Billion, $3.85 Diluted EPS – Page 6
Total investment securities of $142.3 billion at June 30, 2025 increased $4.6 billion from March 31, 2025 and $3.7 billion from June 30, 2024, reflecting net purchase activity, primarily of agency residential mortgage-backed securities. The duration of the investment securities portfolio was estimated at 3.4 years as of June 30, 2025 and March 31, 2025 and 3.6 years as of June 30, 2024. Net unrealized losses on available-for-sale securities were $2.6 billion at June 30, 2025, $2.7 billion at March 31, 2025 and $3.7 billion at June 30, 2024.
Average Federal Reserve Bank balances for the second quarter of 2025 were $30.8 billion, decreasing $3.4 billion from the first quarter of 2025 and $9.9 billion from the second quarter of 2024. In comparison to the first quarter of 2025, the decrease was primarily driven by loan growth. Compared to the second quarter of 2024, the decline included lower borrowed funds outstanding.

Average Deposits				Change	Change
				2Q25 vs	2Q25 vs
In billions	2Q25	1Q25	2Q24	1Q25	2Q24
Commercial	$205.8	$206.5	$199.7	—	3%
Consumer	210.5	209.5	208.5	—	1%
Brokered time deposits	6.7	4.7	9.1	43%	(26)%
Total	$423.0	$420.6	$417.2	1%	1%

IB % of total avg. deposits	78%	78%	77%
NIB % of total avg. deposits	22%	22%	23%
IB - Interest-bearing NIB - Noninterest-bearing
Totals may not sum due to rounding

Second quarter 2025 average deposits of $423.0 billion increased $2.3 billion compared to the first quarter of 2025 due to higher brokered time and consumer deposits, partially offset by seasonally lower commercial deposits. Compared to the second quarter of 2024, average deposits increased $5.7 billion reflecting growth in both commercial and consumer deposits, partially offset by lower brokered time deposits.
Noninterest-bearing deposits were $93.1 billion in the second quarter of 2025, increasing $0.8 billion from the first quarter of 2025 and decreasing $3.1 billion from the second quarter of 2024. Noninterest-bearing deposits as a percentage of total average deposits were 22% for both the second quarter and first quarter of 2025 and 23% in the second quarter of 2024.

Average Borrowed Funds				Change	Change
				2Q25 vs	2Q25 vs
In billions	2Q25	1Q25	2Q24	1Q25	2Q24
Total	$65.3	$64.5	$77.5	1%	(16)%

Avg. borrowed funds to avg. liabilities	13%	13%	15%

Average borrowed funds of $65.3 billion in the second quarter of 2025 increased $0.8 billion compared to the first quarter of 2025 and decreased $12.2 billion compared to the second quarter of 2024. In comparison to the second quarter of 2024, the decrease was primarily driven by lower Federal Home Loan Bank advances, partially offset by higher parent company senior debt outstanding.
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PNC Reports Second Quarter 2025 Net Income of $1.6 Billion, $3.85 Diluted EPS – Page 7

Capital	June 30, 2025	March 31, 2025	June 30, 2024

Common shareholders’ equity In billions	$51.9	$50.7	$46.4
Accumulated other comprehensive income (loss) In billions	$(4.7)	$(5.2)	$(7.4)

Basel III common equity Tier 1 capital ratio *	10.5%	10.6%	10.2%
*June 30, 2025 ratio is estimated. June 30, 2024 ratio reflects PNC's election to adopt the optional five-year CECL transition provision.

PNC maintained a strong capital position. Common shareholders’ equity at June 30, 2025 increased $1.2 billion from March 31, 2025 due to net income and an improvement in accumulated other comprehensive income, partially offset by dividends paid and share repurchases.
As a Category III institution, PNC has elected to exclude accumulated other comprehensive income related to both available-for-sale securities and pension and other post-retirement plans from CET1 capital. Accumulated other comprehensive income of negative $4.7 billion at June 30, 2025 improved from negative $5.2 billion at March 31, 2025 and negative $7.4 billion at June 30, 2024. In both comparisons, the change reflected the favorable impact of interest rate movements on securities and swaps and the continued accretion of unrealized losses.
In the second quarter of 2025, PNC returned $1.0 billion of capital to shareholders, including more than $0.6 billion of dividends on common shares and more than $0.3 billion of common share repurchases. Consistent with the Stress Capital Buffer (SCB) framework, which allows for capital return in amounts in excess of the SCB minimum levels, our board of directors has authorized a repurchase framework under the previously approved repurchase program of up to 100 million common shares, of which approximately 39% were still available for repurchase at June 30, 2025.
Share repurchase activity in the third quarter of 2025 is expected to be generally consistent with our second quarter of 2025 share repurchase levels and approximate $300 million to $400 million. PNC may adjust share repurchase activity depending on market and economic conditions, as well as other factors.
Based on the results of the Federal Reserve’s 2025 annual stress test, PNC’s SCB for the four-quarter period beginning October 1, 2025 will remain at the regulatory minimum of 2.5%.
On July 3, 2025, the PNC board of directors raised the quarterly cash dividend on common stock to $1.70 per share, an increase of 10 cents per share. The dividend is payable on August 5, 2025 to shareholders of record at the close of business July 15, 2025.
At June 30, 2025, PNC was considered “well capitalized” based on applicable U.S. regulatory capital ratio requirements. For additional information regarding PNC’s Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights.
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PNC Reports Second Quarter 2025 Net Income of $1.6 Billion, $3.85 Diluted EPS – Page 8

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	June 30, 2025	March 31, 2025	June 30, 2024	06/30/25 vs	06/30/25 vs
In millions				03/31/25	06/30/24
Provision for credit losses (a)	$254	$219	$235	$35	$19
Net loan charge-offs (a)	$198	$205	$262	(3)%	(24)%
Allowance for credit losses (b)	$5,282	$5,218	$5,353	1%	(1)%
Total delinquencies (c)	$1,303	$1,431	$1,272	(9)%	2%
Nonperforming loans	$2,108	$2,292	$2,503	(8)%	(16)%

Net charge-offs to average loans (annualized)	0.25%	0.26%	0.33%
Allowance for credit losses to total loans	1.62%	1.64%	1.67%
Nonperforming loans to total loans	0.65%	0.72%	0.78%
(a) Represents amounts for the three months ended for each respective period
(b) Excludes allowances for investment securities and other financial assets
(c) Total delinquencies represent accruing loans 30 days or more past due

Provision for credit losses was $254 million in the second quarter of 2025 and reflected changes in macroeconomic scenarios, tariff related considerations and portfolio activity, including loan growth. The first quarter of 2025 provision for credit losses was $219 million.
Net loan charge-offs were $198 million in the second quarter of 2025, decreasing $7 million compared to the first quarter of 2025 due to lower consumer net loan charge-offs, partially offset by higher commercial net loan charge-offs, primarily related to the commercial real estate portfolio. Compared to the second quarter of 2024, net loan charge-offs decreased $64 million primarily due to lower commercial real estate net loan charge-offs.
The allowance for credit losses was $5.3 billion at June 30, 2025, $5.2 billion at March 31, 2025 and $5.4 billion at June 30, 2024. The allowance for credit losses as a percentage of total loans was 1.62% at June 30, 2025, 1.64% at March 31, 2025 and 1.67% at June 30, 2024.
Delinquencies at June 30, 2025 were $1.3 billion, decreasing $128 million from March 31, 2025, as a result of lower consumer and commercial loan delinquencies. Compared to June 30, 2024, delinquencies increased $31 million reflecting higher commercial loan delinquencies, partially offset by lower consumer loan delinquencies.
Nonperforming loans at June 30, 2025 were $2.1 billion, decreasing $184 million from March 31, 2025 and $395 million from June 30, 2024. In both comparisons, the decrease was driven by lower commercial nonperforming loans, including lower commercial real estate nonperforming loans.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	2Q25	1Q25	2Q24
Retail Banking	$1,359	$1,121	$1,719
Corporate & Institutional Banking	1,229	1,244	1,046
Asset Management Group	129	105	95
Other	(1,090)	(989)	(1,401)
Net income excluding noncontrolling interests	$1,627	$1,481	$1,459

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PNC Reports Second Quarter 2025 Net Income of $1.6 Billion, $3.85 Diluted EPS – Page 9

Retail Banking				Change	Change
				2Q25 vs	2Q25 vs
In millions	2Q25	1Q25	2Q24	1Q25	2Q24
Net interest income	$2,974	$2,836	$2,715	$138	$259
Noninterest income	$782	$706	$1,409	$76	$(627)
Noninterest expense	$1,890	$1,902	$1,841	$(12)	$49
Provision for credit losses	$83	$168	$27	$(85)	$56
Earnings	$1,359	$1,121	$1,719	$238	$(360)

In billions
Average loans	$97.5	$97.8	$98.7	$(0.3)	$(1.2)
Average deposits	$243.5	$240.9	$241.2	$2.6	$2.3

Net loan charge-offs In millions	$120	$144	$138	$(24)	$(18)

During the second quarter of 2025, certain operations were transferred into and out of the Retail Banking segment to better align products, services and operations with the appropriate business segment. Prior period results have been adjusted to conform with the current presentation. See a description of each change in the footnotes to table 16 in the Financial Supplement.

Retail Banking Highlights
Second quarter 2025 compared with first quarter 2025
▪Earnings increased 21%, driven by higher revenue, a lower provision for credit losses and lower noninterest expense.
–Noninterest income increased 11%, primarily reflecting Visa related activity and seasonally higher card and cash management revenue.
–Noninterest expense decreased 1%.
–Provision for credit losses of $83 million in the second quarter of 2025 included the impact of changes in macroeconomic factors and portfolio activity.
▪Average loans were stable.
▪Average deposits increased 1%, primarily due to higher noninterest-bearing and consumer time deposits.
Second quarter 2025 compared with second quarter 2024
▪Earnings decreased 21%, driven by lower noninterest income, a higher provision for credit losses and higher noninterest expense, partially offset by increased net interest income.
–Noninterest income decreased 44%, primarily reflecting a gain of $754 million from the Visa exchange program that occurred in the second quarter of 2024.

–Noninterest expense increased 3%, due to technology investments, increased personnel costs and higher marketing spend.
▪Average loans decreased 1%, primarily due to lower residential mortgage loans.
▪Average deposits increased 1%, due to higher consumer time deposits.
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PNC Reports Second Quarter 2025 Net Income of $1.6 Billion, $3.85 Diluted EPS – Page 10

Corporate & Institutional Banking				Change	Change
				2Q25 vs	2Q25 vs
In millions	2Q25	1Q25	2Q24	1Q25	2Q24
Net interest income	$1,698	$1,652	$1,560	$46	$138
Noninterest income	$1,022	$978	$942	$44	$80
Noninterest expense	$950	$956	$911	$(6)	$39
Provision for credit losses	$184	$49	$228	$135	$(44)
Earnings	$1,229	$1,244	$1,046	$(15)	$183

In billions
Average loans	$208.6	$202.2	$204.0	$6.4	$4.6
Average deposits	$146.5	$148.0	$139.9	$(1.5)	$6.6

Net loan charge-offs In millions	$83	$64	$129	$19	$(46)

Corporate & Institutional Banking Highlights
Second quarter 2025 compared with first quarter 2025
▪Earnings decreased 1%, driven by a higher provision for credit losses, partially offset by higher net interest income and noninterest income.
–Noninterest income increased 4%, reflecting higher other income and higher treasury management product revenue.
–Noninterest expense decreased 1%, and included a decline in personnel costs, reflecting seasonally lower incentive compensation.
–Provision for credit losses of $184 million in the second quarter of 2025 reflected changes in macroeconomic scenarios, tariff related considerations and portfolio activity, including loan growth.
▪Average loans increased 3%, driven by strong new production and increased utilization of loan commitments in PNC's corporate banking and business credit businesses.
▪Average deposits decreased 1%, reflecting seasonal declines in corporate deposits.
Second quarter 2025 compared with second quarter 2024
▪Earnings increased 17%, reflecting higher net interest income and noninterest income as well as a lower provision for credit losses, partially offset by higher noninterest expense.
–Noninterest income increased 8%, reflecting broad-based growth.
–Noninterest expense increased 4%, due to continued investments to support business growth and higher variable compensation associated with increased business activity.
▪Average loans increased 2%, driven by growth in PNC’s corporate banking and business credit businesses, partially offset by a decline in the PNC real estate business.
▪Average deposits increased 5%, due to growth in interest-bearing deposits.
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PNC Reports Second Quarter 2025 Net Income of $1.6 Billion, $3.85 Diluted EPS – Page 11

Asset Management Group				Change	Change
				2Q25 vs	2Q25 vs
In millions	2Q25	1Q25	2Q24	1Q25	2Q24
Net interest income	$179	$174	$153	$5	$26
Noninterest income	$244	$243	$235	$1	$9
Noninterest expense	$268	$279	$261	$(11)	$7
Provision for (recapture of) credit losses	$(13)	$1	$2	$(14)	$(15)
Earnings	$129	$105	$95	$24	$34

In billions
Discretionary client assets under management	$217	$210	$196	$7	$21
Nondiscretionary client assets under administration	$204	$201	$208	$3	$(4)
Client assets under administration at quarter end	$421	$411	$404	$10	$17

In billions
Average loans	$14.2	$14.0	$14.3	$0.2	$(0.1)
Average deposits	$26.9	$27.6	$27.4	$(0.7)	$(0.5)

Net loan charge-offs In millions	$(1)	—	—	$(1)	$(1)

During the second quarter of 2025, certain loans and deposits, and the associated income statement impact, were transferred from the Asset Management Group to Retail Banking to better align products and services with the appropriate business segment. Prior periods have been adjusted to conform with the current presentation.

Asset Management Group Highlights
Second quarter 2025 compared with first quarter 2025
▪Earnings increased 23%, due to a provision recapture, lower noninterest expense and higher net interest income.
–Noninterest income was stable.
–Noninterest expense decreased 4%, primarily driven by lower personnel expense, reflecting seasonally lower incentive compensation.
▪Discretionary client assets under management increased 3% and included the impact from higher spot equity markets and positive net flows.
▪Average loans increased 1%.
▪Average deposits decreased 3%, driven by the timing of annual client income tax payments.
Second quarter 2025 compared with second quarter 2024
▪Earnings increased 36%, due to higher revenue and a provision recapture, partially offset by higher noninterest expense.
–Noninterest income increased 4%, reflecting higher average equity markets.
–Noninterest expense increased 3%, due to continued investments to support business growth.
▪Discretionary client assets under management increased 11% and included the impact from higher spot equity markets and positive net flows.
▪Average loans decreased 1%, primarily reflecting declines in residential mortgage and commercial loans.
▪Average deposits decreased 2%, driven by lower interest-bearing deposits.
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PNC Reports Second Quarter 2025 Net Income of $1.6 Billion, $3.85 Diluted EPS – Page 12
Other
The “Other” category, for the purposes of this release, includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities, including net securities gains or losses, ACL for investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, corporate overhead net of allocations, tax adjustments that are not allocated to business segments, exited businesses and the residual impact from funds transfer pricing operations.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related earnings materials. Dial-in numbers for the conference call are (866) 604-1697 and (215) 268-9875 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s second quarter 2025 earnings materials to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for 30 days at (877) 660-6853 and (201) 612-7415 (international), Access ID 13753957 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

CONTACTS

MEDIA:	INVESTORS:
Kristen Pillitteri	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

[TABULAR MATERIAL FOLLOWS]
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PNC Reports Second Quarter 2025 Net Income of $1.6 Billion, $3.85 Diluted EPS – Page 13
2

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Six months ended
Dollars in millions, except per share data	June 30	March 31	June 30	June 30	June 30
	2025	2025	2024	2025	2024
Revenue
Net interest income	$3,555	$3,476	$3,302	$7,031	$6,566
Noninterest income	2,106	1,976	2,109	4,082	3,990
Total revenue	5,661	5,452	5,411	11,113	10,556
Provision for credit losses	254	219	235	473	390
Noninterest expense	3,383	3,387	3,357	6,770	6,691
Income before income taxes and noncontrolling interests	$2,024	$1,846	$1,819	$3,870	$3,475
Income taxes	381	347	342	728	654
Net income	$1,643	$1,499	$1,477	$3,142	$2,821
Less:
Net income attributable to noncontrolling interests	16	18	18	34	32
Preferred stock dividends (a)	83	71	95	154	176
Preferred stock discount accretion and redemptions	2	2	2	4	4
Net income attributable to common shareholders	$1,542	$1,408	$1,362	$2,950	$2,609
Less: Dividends and undistributed earnings allocated to nonvested restricted shares	10	9	7	19	14
Net income attributable to diluted common shareholders	$1,532	$1,399	$1,355	$2,931	$2,595
Per Common Share
Basic	$3.86	$3.52	$3.39	$7.37	$6.49
Diluted	$3.85	$3.51	$3.39	$7.37	$6.48
Cash dividends declared per common share	$1.60	$1.60	$1.55	$3.20	$3.10
Effective tax rate (b)	18.8%	18.8%	18.8%	18.8%	18.8%
PERFORMANCE RATIOS
Net interest margin (c)	2.80%	2.78%	2.60%	2.79%	2.58%
Noninterest income to total revenue	37%	36%	39%	37%	38%
Efficiency (d)	60%	62%	62%	61%	63%
Return on:
Average common shareholders' equity	12.20%	11.60%	12.16%	11.91%	11.78%
Average assets	1.17%	1.09%	1.05%	1.13%	1.01%
(a)Dividends are payable quarterly, other than Series S preferred stock, which is payable semiannually.
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.
(c)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended June 30, 2025, March 31, 2025 and June 30, 2024 were $28 million, $28 million and $34 million, respectively. The taxable-equivalent adjustments to net interest income for the six months ended June 30, 2025 and June 30, 2024 were $56 million and $68 million, respectively.
(d)Calculated as noninterest expense divided by total revenue.

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PNC Reports Second Quarter 2025 Net Income of $1.6 Billion, $3.85 Diluted EPS – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	June 30	March 31	June 30
	2025	2025	2024
BALANCE SHEET DATA
Dollars in millions, except per share data and as noted
Assets	$559,107	$554,722	$556,519
Loans (a)	$326,340	$318,850	$321,429
Allowance for loan and lease losses	$4,523	$4,544	$4,636
Interest-earning deposits with banks	$24,455	$32,298	$33,039
Investment securities	$142,348	$137,775	$138,645
Total deposits (a)	$426,696	$422,915	$416,391
Borrowed funds (a)	$60,424	$60,722	$71,391
Allowance for unfunded lending related commitments	$759	$674	$717
Total shareholders' equity	$57,607	$56,405	$52,642
Common shareholders' equity	$51,854	$50,654	$46,397
Accumulated other comprehensive income (loss)	$(4,682)	$(5,237)	$(7,446)
Book value per common share	$131.61	$127.98	$116.70
Tangible book value per common share (non-GAAP) (b)	$103.96	$100.40	$89.12
Period end common shares outstanding (In millions)	394	396	398
Loans to deposits	76%	75%	77%
Common shareholders' equity to total assets	9.3%	9.1%	8.3%
CLIENT ASSETS (In billions)
Discretionary client assets under management	$217	$210	$196
Nondiscretionary client assets under administration	204	201	208
Total client assets under administration	421	411	404
Brokerage account client assets	89	86	83
Total client assets	$510	$497	$487
CAPITAL RATIOS
Basel III (c) (d)
Common equity Tier 1	10.5%	10.6%	10.2%
Tier 1 risk-based	11.9%	11.9%	11.6%
Total capital risk-based	13.6%	13.7%	13.5%
Leverage	9.3%	9.2%	8.8%
Supplementary leverage	7.6%	7.6%	7.4%
ASSET QUALITY
Nonperforming loans to total loans	0.65%	0.72%	0.78%
Nonperforming assets to total loans, OREO and foreclosed assets	0.66%	0.73%	0.79%
Nonperforming assets to total assets	0.38%	0.42%	0.46%
Net charge-offs to average loans (for the three months ended) (annualized)	0.25%	0.26%	0.33%
Allowance for loan and lease losses to total loans	1.39%	1.43%	1.44%
Allowance for credit losses to total loans (e)	1.62%	1.64%	1.67%
Allowance for loan and lease losses to nonperforming loans	215%	198%	185%
Total delinquencies (In millions) (f)	$1,303	$1,431	$1,272
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our first quarter 2025 Form 10-Q included, and our second quarter 2025 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)See the Tangible Book Value per Common Share table on page 16 for additional information.
(c)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 15 for additional information. The ratios as of June 30, 2025 are estimated.
(d)The June 30, 2025 and March 31, 2025 ratios are calculated to reflect the full impact of CECL. The June 30, 2024 ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provisions. The impact of the provisions was phased-in to regulatory capital through December 31, 2024.
(e)Excludes allowances for investment securities and other financial assets.
(f)Total delinquencies represent accruing loans 30 days or more past due.
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PNC Reports Second Quarter 2025 Net Income of $1.6 Billion, $3.85 Diluted EPS – Page 15
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

PNC's regulatory risk-based capital ratios in 2025 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the CECL standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter of 2022, PNC entered a three-year transition period, and the full impact of the CECL standard was phased-in to regulatory capital through December 31, 2024. Beginning in the first quarter of 2025, CECL is fully reflected in regulatory capital. See the table below for the March 31, 2025, June 30, 2024 and estimated June 30, 2025 ratios.

Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios (a)
	Basel III
	June 30 2025 (estimated) (b)	March 31 2025 (b)	June 30 2024 (c)

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$56,536	$55,891	$54,084
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(10,896)	(10,914)	(10,965)
All other adjustments	(81)	(84)	(102)
Basel III Common equity Tier 1 capital	$45,559	$44,893	$43,017
Basel III standardized approach risk-weighted assets (d)	$432,904	$423,931	$423,503
Basel III Common equity Tier 1 capital ratio	10.5%	10.6%	10.2%
(a)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.
(b)The June 30, 2025 and March 31, 2025 ratios are calculated to reflect the full impact of CECL.
(c)The June 30, 2024 ratio is calculated to reflect PNC's election to adopt the CECL optional five-year transition provisions. The impact of the provisions was phased-in to regulatory capital through December 31, 2024.
(d)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

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PNC Reports Second Quarter 2025 Net Income of $1.6 Billion, $3.85 Diluted EPS – Page 16
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

NON-GAAP MEASURES

Fee Income (non-GAAP)	Three months ended
	June 30	March 31	June 30
Dollars in millions	2025	2025	2024
Noninterest income
Asset management and brokerage	$391	$391	$364
Capital markets and advisory	321	306	272
Card and cash management	737	692	706
Lending and deposit services	317	316	304
Residential and commercial mortgage	128	134	131
Fee income (non-GAAP)	$1,894	$1,839	$1,777
Other income	212	137	332
Total noninterest income	$2,106	$1,976	$2,109

Fee income is a non-GAAP measure and is comprised of noninterest income in the following categories: asset management and brokerage, capital markets and advisory, card and cash management, lending and deposit services, and residential and commercial mortgage. We believe this non-GAAP measure serves as a useful tool for comparison of noninterest income related to fees.

Pretax Pre-Provision Earnings (non-GAAP)	Three months ended
	June 30	March 31	June 30
Dollars in millions	2025	2025	2024
Income before income taxes and noncontrolling interests	$2,024	$1,846	$1,819
Provision for credit losses	254	219	235
Pretax pre-provision earnings (non-GAAP)	$2,278	$2,065	$2,054

Pretax pre-provision earnings is a non-GAAP measure and is based on adjusting income before income taxes and noncontrolling interests to exclude provision for credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for credit losses, which can vary significantly between periods.

Tangible Book Value per Common Share (non-GAAP)
	June 30	March 31	June 30
Dollars in millions, except per share data	2025	2025	2024
Book value per common share	$131.61	$127.98	$116.70
Tangible book value per common share
Common shareholders' equity	$51,854	$50,654	$46,397
Goodwill and other intangible assets	(11,137)	(11,154)	(11,206)
Deferred tax liabilities on goodwill and other intangible assets	242	239	241
Tangible common shareholders' equity	$40,959	$39,739	$35,432
Period-end common shares outstanding (In millions)	394	396	398
Tangible book value per common share (non-GAAP)	$103.96	$100.40	$89.12

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders' equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

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PNC Reports Second Quarter 2025 Net Income of $1.6 Billion, $3.85 Diluted EPS – Page 17
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

Taxable-Equivalent Net Interest Income (non-GAAP)	Three months ended
	June 30	March 31	June 30
Dollars in millions	2025	2025	2024
Net interest income	$3,555	$3,476	$3,302
Taxable-equivalent adjustments	28	28	34
Net interest income (Fully Taxable-Equivalent - FTE) (non-GAAP)	$3,583	$3,504	$3,336

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. Taxable-equivalent net interest income is only used for calculating net interest margin. Net interest income shown elsewhere in this presentation is GAAP net interest income.
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PNC Reports Second Quarter 2025 Net Income of $1.6 Billion, $3.85 Diluted EPS – Page 18
Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for financial performance, such as earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting us and our future business and operations, including our sustainability strategy, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake any obligation to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including:
–Changes in interest rates and valuations in debt, equity and other financial markets,
–Disruptions in the U.S. and global financial markets,
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply, market interest rates and inflation,
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives,
–Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness,
–Impacts of sanctions, tariffs and other trade policies of the U.S. and its global trading partners,
–Impacts of changes in federal, state and local governmental policy, including on the regulatory landscape, capital markets, taxes, infrastructure spending and social programs,
–Our ability to attract, recruit and retain skilled employees, and
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our views that:
–The economic fundamentals remain solid in mid-2025. The labor market has eased but job growth continues, and job and income gains have supported consumer spending growth in the first half of 2025. However, downside risks have materially increased with recent substantial changes to U.S. tariffs and corresponding policy changes by U.S. trading partners.
–PNC’s baseline forecast remains for continued expansion, but slower economic growth in 2025 than in 2024. Tariffs and the uncertainty surrounding them will weigh on consumer spending and business investment. High interest rates remain a drag on the economy, consumer spending growth will slow to a pace more consistent with household income growth, and government’s contribution to economic growth will be smaller.
–The baseline forecast is for real GDP growth of around 1.5% in 2025 and 2026, respectively, with the unemployment rate increasing to around 4.5% over the next year. However, the recent turbulence in trade policy indicates that growth may be significantly weaker than in this forecast and the unemployment rate higher. The higher tariffs are, the longer they remain in place, and the more uncertainty around them, the weaker growth will be and the higher the unemployment rate. The longer trade disputes persist, the greater the likelihood of near-term recession.
–The baseline forecast is for one federal funds rate cut of 25 basis points this year, at the last Federal Open Market Committee (FOMC) meeting of 2025, with additional rate cuts of 25 basis points at each of the first two FOMC meetings of 2026. This would put the federal funds rate in a range of 3.50% to 3.75% by the spring of next year. High inflation could mean less monetary easing than in the forecast, but if the economy enters recession the Federal Reserve could cut the federal funds rate more aggressively this year.

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PNC Reports Second Quarter 2025 Net Income of $1.6 Billion, $3.85 Diluted EPS – Page 19
Cautionary Statement Regarding Forward-Looking Information (Continued)

▪PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding minimum capital levels, including a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process.

▪PNC's regulatory capital ratios in the future will depend on, among other things, PNC’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models and the reliability of and risks resulting from extensive use of such models.

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain employees. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry, changes in the enforcement and interpretation of such laws and regulations, and changes in accounting and reporting standards.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries resulting in monetary losses, costs, or alterations in our business practices, and potentially causing reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪Our reputation and business and operating results may be affected by our ability to appropriately meet or address environmental, social or governance targets, goals, commitments or concerns that may arise.

▪We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, the integration of the acquired businesses into PNC after closing or any failure to execute strategic or operational plans.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread manmade, natural and other disasters (including severe weather events), health emergencies, dislocations, geopolitical instabilities or events, terrorist activities, system failures or disruptions, security breaches, cyberattacks, international hostilities, or other extraordinary events beyond PNC’s control through impacts on the economy and financial markets generally or on us or our counterparties, customers or third-party vendors and service providers specifically.

We provide greater detail regarding these as well as other factors in our most recent Form 10-K and in any subsequent Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our other subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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